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Exhibit 10.10

February 6, 2017

Ms. Correne Loeffler
405 Ripple Creek Drive
Houston, TX 77024

Re: Offer of Employment

Dear Correne:

Callon Petroleum Company (“Callon” or the “Company”) is pleased to offer you the position of Treasurer, reporting to me and based in our Houston office.

The compensation package is summarized as follows:

•	A base salary of Two Hundred Forty Five Thousand Dollars ($245,000) per year.

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An initial grant of Thirty Five Thousand (35,000) shares of restricted stock units which will vest annually over a three-year period, commencing on March 1, 2018. Stock will only vest if you are an active employee on the date of vesting, or in the event of a change in control of the Company.

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Beginning with a cash bonus for calendar year 2017 (generally payable in the first quarter of the following year), participation in the Company’s annual incentive compensation program funded from a pool tied to goals established by the Company’s Board of Directors. Individual awards are allocated based on both Company and individual performance. The initial target cash bonus compensation would be 50% to 60% of base salary.

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Participation in Callon’s Long-Term Incentive (“LTI”) program, including grants of (i) restricted stock units and (ii) phantom stock units payable in cash based on the Company’s performance relative to a designated peer group. Based upon recent years, the initial target LTI compensation would be approximately 50% to 60% of base salary. Currently, the LTI awards are allocated 40% to restricted stock units and 60% to phantom stock units.

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Participation in the Company’s 401(k) program beginning on the first day of the first full month of employment. Currently, the Company contributes five percent of annual base salary (2.5% in cash, 2.5% in Callon stock) with no contribution from the employee. In addition, if you choose to make an elective deferral, the Company will match your contribution at the rate of 0.625% for each 1% you contribute, limited to 5% matching by the Company. The employee annual contribution is limited by standard governmental guidelines.

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Participation in the Callon Petroleum Company Group Insurance Plan which currently includes medical and dental insurance coverage for employee and qualified dependents; group term life insurance equal to 2.5 times your annual salary; accidental death and personal loss insurance at the same rate as life insurance; and long-term disability insurance in the amount of 60% of monthly salary. As of this date, all premiums are paid by the Company with no employee contribution.

•	Five (5) weeks paid vacation per year available immediately.

•	Minimum nine (9) paid holidays per year.

•	Flexible Spending Account (FSA) Plan.

Other benefits include:

•	Vision coverage plan (paid by employee).

•	Tuition reimbursement plan.

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•	Membership dues for professional organizations.

Your employment with the Company shall be at will and subject to confirmation of employment eligibility through E-verify and a standard background check.

If you find this offer satisfactory, please so indicate by signing in the space provided below and returning one copy to the undersigned. It is anticipated that your date of first employment would be on or before April 10, 2017, subject to the contractual and regulatory obligations of your previous employment. This offer will expire at 5:00 p.m. on February 10, 2017, unless otherwise extended.

If you have any questions concerning this offer of employment, please do not hesitate to call me at 281-589-5221. We are very pleased to be making this offer to you and are looking forward to you joining our team.

Sincerely,

/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President, CFO & Treasurer

AGREED TO AND ACCEPTED this 6th day of February, 2017.

/s/ Correne Loeffler
Correne Loeffler